AVATAR

FOR IMMEDIATE RELEASE

Contact :
Avatar Holdings Inc.
201 Alhambra Circle
Coral Gables, FL 33134
Juanita I. Kerrigan
(305) 442-7000

AVATAR HOLDINGS ANNOUNCES CONVERSION PERIOD FOR
CONVERTIBLE SENIOR NOTES

CORAL GABLES, FL – July 2, 2007 – Avatar Holdings Inc. (Nasdaq: AVTR) today announced that its 4.50% Convertible Senior Notes due 2024 (the “notes”) are convertible at the option of the holders during the calendar quarter ending September 30, 2007, as provided for in the indenture governing the notes. The notes became convertible as a result of the closing price of the Company’s common stock exceeding 120% of the conversion price for twenty trading days within the thirty consecutive trading day period ending on June 29, 2007. Accordingly, during the calendar quarter ending on September 30, 2007, holders of the notes may convert the notes into shares of common stock, subject to the terms of the indenture. The notes are convertible at the conversion rate of 19.0006 shares of common stock per $1,000 principal amount of notes. There is currently outstanding $119.8 million principal amount of the notes. The notes may be eligible for conversion in subsequent calendar quarters if, among other things, the common stock price condition is satisfied, subject to the indenture.

Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando,Terralargo in Lakeland, Florida, and at Rio Rico, south of Tucson, AZ. Avatar’s common shares trade on The Nasdaq Stock Market under the symbol AVTR.

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